EXHIBIT 10a(14)1

                           ATLANTIC ENERGY, INC.
                       RETIREMENT PLAN FOR DIRECTORS

                           Amendment No. 1995-1

          Atlantic Energy, Inc. hereby adopts this Amendment No.
1995-1 to the instrument setting forth the Atlantic Energy, Inc.
Retirement Plan For Directors (the "Plan"). This amendment is adopted pursuant to section 5.1 of the Plan.

          1. Section 2.3 is added to the Plan and reads as follows and sections following such section shall be renumbered accordingly as necessary:

               2.3  "Change of Control" means that one
          of the following has occurred:

               (i)  when any "person" as defined in Section
          3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in
          Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or

               (ii) when, during any period of 24
          consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who is not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

               (iii)  upon the occurrence of a transaction
          requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.

          2. Section 3.5 is added to the Plan and reads as follows:

               3.5  Change of Control.  Notwithstanding
          any other provision of the Plan, in the event of a Change of Control, the benefits described in this Article of the Plan shall become immediately vested to the extent not already vested for each Eligible Director.
          In the event any Eligible Director has served less than five full years as of the Change of Control, he shall be considered as having five full years of service for purposes of the actuarial calculations described in this Article of the Plan.

          3. Section 5.1 of the Plan is amended to read as follows:

               5.1  Amendment, suspension or
          termination. In the event of a Change of Control, this Plan may not be amended, suspended or terminated. In the absence of a Change of Control, the Board reserves the right to amend, suspend, or terminate the Plan, or any provision hereof, including without limitation this Section 5.1, without the consent of any Eligible Director. Unless an Eligible Director shall consent thereto in writing, no amendment, suspension or termination shall reduce the Annual
          Retirement Benefit of (a) any Eligible
          Director who at such time is entitled to an Annual Retirement Benefit, whether or not such Eligible Director is receiving an Annual
          Retirement Benefit at such time, or (b) any Eligible Director who would have been entitled to an Annual Retirement Benefit if such Eligible Director had retired on that date, calculated on the basis of such Eligible Director's service as a director and the annual retainer in effect at such time.
          Amendment, suspension or termination of the Plan notwithstanding, the Annual Retirement
          Benefit shall commence and be paid in
          accordance with the otherwise applicable provision of the Plan (Section 3.3).


          4. The amendments memorialized in this instrument were made by action of the Committee on August 10, 1995 and were effective on that date.

                              By:_____________________


                              Title:__________________